Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERA THERAPEUTICS, INC.

Vera Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (the “DGCL”), hereby certifies that:

ONE: The name of this corporation is Vera Therapeutics, Inc. The original name of this corporation was CDF Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 12, 2016.

TWO: The Fifth Amended and Restated Certificate of Incorporation of this corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Fourth Amended and Restated Certificate of Incorporation of this corporation, as previously amended or supplemented.

THREE: This Fifth Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this corporation.

FOUR: This Fifth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 228, 242 and 245 of the DGCL.

The Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on May 18, 2021.

VERA THERAPEUTICS, INC.

By:	/s/ Marshall Fordyce
Marshall Fordyce
President and Chief Executive Officer

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERA THERAPEUTICS, INC.

I.

The name of the corporation is VERA THERAPEUTICS, INC. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 524,600,000 shares. Of such shares, 500,000,000 shares shall be Class A Common Stock, each having a par value of $0.001, 14,600,000 shares shall be Class B Common Stock, each having a par value of $0.001, and 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.

B. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not by more than the number of remaining authorized but undesignated shares of Preferred Stock. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof irrespective of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Except as otherwise required by law, holders of Class B Common Stock shall not be entitled to vote on any matter, including any matter on which the holders of Class A Common Stock or Preferred Stock shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares of Common Stock voting or entitled to vote on any such matters. Shares of Class B Common Stock shall not be certificated, but shall instead be held in book-entry form on the books and records of the Corporation.

E. Except as expressly set forth in this Article IV with respect to voting rights only and as set forth in Article V, the Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock. If the Corporation in any manner subdivides or combines the shares of Class A Common Stock, then the shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Corporation in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

V.

Subject to the terms of this Article V, shares of Class B Common Stock shall be convertible into a corresponding number of Class A Common Stock upon written notice by the holder thereof.

A. Notwithstanding anything to the contrary herein (but subject to Section B of this Article V), no holder of Class B Common Stock shall be entitled to receive, and the Corporation shall not deliver to any such holder, any Class A Common Stock upon conversion of the Class B Common Stock to the extent (but only to the extent) that, after such receipt, such converting holder and its Affiliates (as defined below) (together, the “Related Holders”) would beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of 9.9% of such shares outstanding at such time (the “Section 16 Limitation”). Any holder of Class B Common Stock may elect to increase the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) upon 61 days’ prior written notice of such election to the Corporation and may decrease the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) at any time upon providing written notice of such election to the Corporation.

B. For avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Section 16 Limitation without taking into account the conversion of Class B Common Stock, then none of the Class B Common Stock shall be convertible until such time as the Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Section 16 Limitation. Any conversion notice provided by a converting holder under this Article V shall constitute the holder’s acknowledgement and confirmation to the Corporation that (i) the acquisition of the shares of Class A Common Stock sought in the conversion notice will not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Section 16 Limitation and (ii) any Class A Common Stock to which the holder would be entitled but for the Section 16 Limitation will remain Class B Common Stock. Any purported delivery of shares of Class A Common Stock upon conversion of Class B Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Section 16 Limitation. Before any holder shall be entitled to exchange any shares of such Class B Common Stock pursuant to this provision, such holder shall give written notice to the Corporation at its principal corporate office, of the election to exchange the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to the holder, or to the nominee or nominees of such holder, a certificate or certificates (unless shares of Class A Common Stock are then maintained in book-entry form) for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such written notice, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is exchanged pursuant to this Section A of Article V shall be retired by the Corporation and shall not be available for reissuance. Within two business days of any request by a holder of Class B Common Stock, the Corporation shall inform such holder in writing of the then current number of outstanding shares of Class A Common Stock and Class B Common Stock.

C. Any shares of Class B Common Stock shall be exchanged for a corresponding number of fully paid and nonassessable shares of Class A Common Stock immediately upon request following a Non-Affiliate Transfer. A “Non-Affiliate Transfer” shall mean a transfer of shares of Class B Common Stock to any Person (as defined below) that is not an Affiliate of a holder of the Class B Common Stock immediately following the issuance thereof. The Corporation shall, upon the request of each such holder and a certification from such transferee holder of such holder’s non-affiliation with the original holder of such Class B Common Stock, issue and deliver to such holder new certificates (unless shares of Class A Common Stock are then maintained in book-entry form) representing such non-Affiliate holder’s shares of Class A Common Stock. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such request and certification, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is exchanged pursuant to this Section B of Article V shall be retired and canceled by the Corporation and shall not be available for reissuance.

D. The following terms used in this Article V shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation/n, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund or account or registered investment company now or hereafter existing which is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. MANAGEMENT OF BUSINESS.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. BOARD OF DIRECTORS.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering of the Corporation’s Class A Common Stock (the “Initial Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article VI. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL OF DIRECTORS.

Subject to the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, following the closing of the Initial Public Offering, neither the entire Board of Directors nor any individual director may be removed from office without cause. Subject to the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock and any limitation imposed by applicable law, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote on the election of such directors.

D. VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

E. BYLAW AMENDMENTS.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation or any provision or provisions thereof. Any adoption, amendment or repeal of the Bylaws of the Corporation or any provision or provisions thereof by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F. STOCKHOLDER ACTIONS.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VII.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VII shall only be prospective and shall not affect adversely the rights or protections or increase the liability of any officer or director under this Article VII as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VIII.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, any officer or director of the Corporation, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Fifth Amended and Restated Certificate of Incorporation.

IX.

A. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article IX, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to waive, alter, amend or repeal (whether by merger, consolidation or otherwise) Articles VI, VII, VIII and IX; and (ii) neither paragraph D. or E. of Article IV nor Article V nor this proviso of paragraph B. of Article IX shall be waived, altered, amended or repealed (whether by merger, consolidation or otherwise) without the unanimous vote of the holders of the outstanding shares Class B Common Stock.

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